Exhibit 99.1

EDITED TRANSCRIPT

FCN.N - Q4 2020 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 25, 2021 / 2:00PM GMT

FEBRUARY 25, 2021 / 2:00PM, FCN.N - Q4 2020 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay J. Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division - Analyst

Marc Frye Riddick Sidoti & Company, LLC - Business and Consumer Services Analyst

Tobey O’Brien Sommer Truist Securities, Inc., Research Division - MD

PRESENTATION

Operator

Welcome to the FTI Consulting Fourth Quarter and Full Year 2020 Earnings Conference Call. (Operator Instructions) Please note, this event is being recorded.

I would now like to turn the conference over to Mollie Hawkes, Vice President of Investor Relations. Please go ahead.

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s fourth quarter and full year 2020 earnings results as reported this morning.

Management will begin with formal remarks, after which they will take your questions. Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our annual report on Form 10-K for the year ended December 31, 2020, and in our other filings with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include the reconciliations.

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Lastly, there are 2 items that have been posted to the Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which has been updated to include our fourth quarter and full year 2020 results.

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure our disclosures are consistent, these slides will provide the same details as they have historically, and as I’ve said, are available on the Investor Relations section of our website.

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Always have to remember to take off from you, Mollie. Thank you for the introduction, and good morning, and thank you all for joining us. My guess is many of you, like me, are extraordinarily happy to see 2020 behind us. I think also many of us realized that some elements of 2020 are not yet fully behind us. The COVID cases are coming down from the extraordinary levels that we saw over the holidays. But of course, they’re not down to 0 chance, and there’s still a lot of it around.

We have vaccines, but they’re not yet in each of our arms. And I guess most important, the disruption that COVID-19 has caused to our businesses, our personal lives and society more broadly, obviously, remain.

Having said that, I think we all see some light at the end of this tunnel and I, for one, am so, so grateful to see that. So look, in addition to thanking you, as I normally would do for your continued attention to our company, I mean once again wish you and each of your families good health over the next while and rapid access to things like vaccines.

Today, I have 2 messages about our company. The first is that I am, and I hope you are, incredibly impressed by how our company has weathered this unprecedented set of challenges of 2020 and continue to do so thus far in 2021. And the second is to suggest that the resilience shown in 2020 further underscores my condition in the tremendous power of this company and just how bright our future is coming out of COVID.

Let me talk to both of those points briefly, and then I’ll turn it over to Ajay to go through the numbers for the quarter and for the year. In terms of the first message, let me start by thanking and celebrating the teams that delivered those results, our people, for the dedication that they showed last year that drove the success.

Our teams did an incredible job. Keeping our people safe, keeping their family safe, supporting each other and our families through that challenging year, all while delivering for clients in unprecedented ways, in critical ways from home. As a result of those efforts, even in the face of those challenges, we won and delivered on some of the most important assignments in our company’s history.

We built our brand. While maintaining incredible morale around the firm, we promoted terrific people. We attracted more great people to FTI. And through all that, we delivered solid financial results, even while parts of our business faced unprecedented challenges.

With respect to the financial results, I’m going to leave most of the discussion to Ajay, but let me talk about why I use the word solid. Some folks could look at the $5.99 of adjusted EBITDA — sorry, the adjusted EPS for 2020 and point out, it’s another record year, another record year of adjusted EPS for the company. In truth, when you unpack it, and Ajay will unpack it a bit further, I think it’s more appropriately viewed as a solid performance.

As you know, there are a bunch of things in any quarter that can play out one way or another like taxes or success fees. In the fourth quarter, those items played out positively in a much bigger way than we typically have — when we typically see. If you adjust for that, you don’t see it as a record year but rather a solid year. And I think that’s a better way to look at it.

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Because if you look at some of the underlying factors, it’s also, I think, a solid year. We grew, but we grew less fast than we had hoped to at the beginning of the year, but we grew less than the headcount we added. Adjusted EBITDA, which you know we’ve been growing over time, this year, it was really flat. So I think a solid year is a more appropriate description of 2020.

But another way to look at it, and I think this is an important part, but we had a solid year. For example, we grew in the face of COVID. A solid year in a year when some parts of our business had unprecedented challenges. Some parts of our business were close to shutdown for parts of the year. And importantly, we drove those solid results without short changing our future, in fact, while supporting and investing for the future of this company. We didn’t risk teams that were facing slow periods. We supported them. We continue to attract great people, develop our people, retain terrific talent. We made both organic and inorganic investments. We didn’t cut headcount in the face of COVID. We increased our billable headcount by 14.5%.

We seized the opportunity created by disruptions in the market to attract 36 terrific SMDs laterally. And we welcomed an additional 21 SMDs through the acquisition of Delta Partners. We didn’t make those investments to bolster our profitability this year on the short term. As we talked about in the past, most investments like that in professional services cost you in the short term. We made them because we believe they, like the prior investments we made, build our business and will build their business for the next many years.

And we made those investments because we could. Because the investments we had made in prior periods had given us a strength that allowed us to have the wherewithal to invest at a time when others we’re not so fortunate. Those moves, those investments, that support for the great core team of FTI in my position, in my opinion, position us extremely well for the period coming out of COVID.

You could ask other challenges ahead — of course, they’re a challenge ahead. I think we all know them. I’ve never seen a world with more uncertainty, with more disruption, whether it’s economic uncertainty, credit uncertainty or political uncertainty. You can point to lose money out there and government interactions that are dampening restructuring activity, you can look at the fact that there are new variants of the coronavirus that could accelerate cases conceivably, and we can all point to stress and uncertainty in the global political world.

But to me, if this year proves anything about our company, it is the incredible resilience of our business and our people, our ability to thrive through a myriad of challenges over any medium term. A few quarters ago, we had some businesses that had record low utilization and were, for the first time ever, not profitable. In those circumstances, you always have some people question, oh, should we do layoffs? Will these businesses ever come back? We thought those were great businesses with great people, and we continue to support them. And now just 2 to 3 quarters later, that confidence in this business is being rewarded. The efforts of the people in those businesses that they made to stay relevant to clients, connected to critical issues, connected to their people, not only resulted in those businesses coming back, but as a result of us being involved in critical matters and our backlogs up dramatically from where they were just a few quarters ago.

This past year confirms for me lessons I’ve learned over many years in professional services, which in times of difficulty, if you avoid focusing on the quarter, avoid overreacting, but rather concentrate on aggressively building positions around the most important market needs, attracting and supporting the best professionals, you can use that period to help build an institution that’s a powerful growth engine. Perhaps not in that quarter or the next one, but for years to come.

An institution that great professionals want to be part of, that they want to help grow and an institution that creates economic value for those committed employees and for shareholders. That is what we have been doing in these last years. It has led to some quarters, some quarters with down results, and some years with only solid results. But it’s also led to years where we can deliver the highest employee engagement scores and the lowest turnover ever. We can invest in important initiatives for the future of this company, like diversity, inclusion and belonging and corporate citizenship. It allows us to continue to attract great talent. I think it’s not generally known that 2/3 of our SMDs in this firm today either joined the firm or were promoted in during my 6 years.

What a degree of energy and enthusiasm and forward-looking that we have today because of that investment in terrific talent. And it allows you to win more big impactful cross-segment jobs in more places than ever before. Ultimately, those sorts of investments allow you to build a better, stronger, more attractive vibrant institution, which ultimately then also allows you to deliver a lot of shareholder value.

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For example, as many of you know, we’ve more than doubled the market cap of this company over the last few years. I so look forward to continuing that journey, hopefully, with each of you in the years ahead.

With that, let me turn the call over to Ajay to take you through our financial results in more detail. Ajay?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results for 2020 and the fourth quarter and guidance for 2021.

I’ll begin with some highlights for the year. Revenues of $2.461 billion increased $108.6 million or 4.6%. GAAP EPS of $5.67 compared to GAAP EPS of $5.69 in 2019. Adjusted EPS of $5.99 compared to adjusted EPS of $5.80 in 2019.

As Steve mentioned, our GAAP and adjusted EPS included a significant tax benefit that boosted full year 2020 EPS by $0.30. And adjusted EBITDA of $332.3 million was down from $343.9 million in 2019. Our performance this year is the result of the breadth of our service offerings and the continued investments we have made for future growth.

The global pandemic boosted demand for our restructuring services. Though such demand peaked in the second quarter as governments increasedliquidity and placed moratoriums on insolvency proceedings. Conversely, in the second half of the year, increase in liquidity spurred M&A activity, creating more demand for our Economic Consulting and Technology segments as well as our transactions practice within our Corporate Finance & Restructuring segment.

Undeterred by the impact of the pandemic on co-closures and travel, which especially hurt our Forensic and Litigation Consulting or FLC segment, we continue to invest in growth. In 2020, our total billable headcount for the company grew 14.5%, on top of the 17.8% growth in 2019.

Lower SG&A expenses from the constraints on travel and entertainment and lower weighted average shares outstanding or WASO from share buybacks also boosted 2020 EPS. Overall, given the challenging year, we are very pleased with these results.

Now I will turn to fourth quarter results, which exceeded our expectations. For the quarter, revenues of $626.6 million increased $24.4 million or 4%. GAAP EPS of $1.57 compared to $0.76 in the prior year quarter. Noteworthy during the quarter, we recorded an $11.2 million tax benefit from the use of foreign tax credits in the United States and a deferred tax benefit arising from an intellectual property license agreement between our U.S. and U.K. subsidiaries, which boosted both GAAP EPS and adjusted EPS by $0.32 for the quarter.

Additionally, the impact of lower WASO from share repurchases increased EPS by $0.11. Adjusted EPS of $1.61, which excludes $0.04 of noncash interest expense related to our 2023 convertible notes compared to adjusted EPS of $0.80 in the prior year quarter.

Net income of $55.6 million compared to $29.1 million in the fourth quarter of 2019. Adjusted EBITDA of $82.3 million or 13.1% of revenues compared to $58.3 million or 9.7% of revenues in the prior year quarter. The increase in EBITDA was primarily due to higher revenues in our Corporate Finance & Restructuring, Economic Consulting and Technology segments, which was partially offset by a decline in FLC and lower SG&A expenses due to a true-up of bonuses and lower travel and entertainment expenses. These increases were only partially offset by higher compensation related to a 14.5% increase in billable headcount.

Now turning to our performance at the segment level for the quarter. In Corporate Finance & Restructuring, revenues of $219.8 million increased 21.4% compared to Q4 of 2019. Acquisition-related revenues contributed $19 million in the quarter. Excluding acquisition-related revenues, the increase was primarily due to higher demand for restructuring services, largely in North America and EMEA as well as higher success fees. This increase was partially offset by a $7.6 million decline in pass-through revenues due to a decline in billable travel and entertainment expenses. Adjusted segment EBITDA of $35.4 million or 16.1% of segment revenues compared to $24.8 million or 13.7% of segment revenues in the prior year quarter.

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This increase was due to higher revenues, which was partially offset by an increase in compensation, primarily related to 38.6% growth in billable headcount and higher variable compensation. Of note, the net year-over-year increase of 461 billable professionals includes continued organic hiring, 147 professionals from the acquisition of Delta Partners and the transfer of 66 professionals from our FLC segment into Corporate Finance, which occurred in the second quarter of 2020.

On a sequential basis, Corporate Finance & Restructuring revenues decreased 7.1% due to the decline in restructuring activity. This decline was partially offset by a sequential increase in revenues from our transactions-related services.

Moving on to FLC. Revenues of $127.2 million decreased 15.4% compared to the prior year quarter. The decrease was primarily due to lower demand for disputes and investigation services. Adjusted segment EBITDA of $7.6 million or 6% of segment revenues compared to $17.4 million or 11.6% of segment revenues in the prior year quarter. This decrease was primarily due to lower revenues with lower staff utilization, which was partially offset by a decline in SG&A expenses.

Sequentially, FLC revenues increased 6.8% due to higher revenues in North America particularly driven by higher demand for our dispute services. As with last quarter, we continue to see momentum steadily building with an increase in new matters being opened, the gradual reopening of courts and trial dates getting scheduled, though utilization is still below pre-COVID levels.

Economic Consulting’s record revenues of $160.5 million increased 4.9% compared to Q4 of 2019. The increase in revenues was primarily due to higher demand and realized bill rates for M&A-related and non-M&A-related antitrust services.

Adjusted segment EBITDA of $31.3 million or 19.5% of segment revenues was a record and compared to $17.3 million or 11.3% of segment revenues in the prior year quarter. This increase was due to higher revenues, a reduction in our use of external affiliates and lower SG&A expenses. Sequentially, revenues in Economic Consulting increased 3.5% as we continue to see higher demand for our non M&A-related antitrust services.

In Technology, revenues of $58.6 million increased 13.8% compared to Q4 of 2019. The increase in revenues was largely due to higher demand for M&A-related second request services and litigation services. Adjusted segment EBITDA of $10.2 million or 17.3% of segment revenues compared to $7.8 million or 15.1% of segment revenues in the prior year quarter. This increase was due to higher revenues, which was partially offset by an increase in compensation.

Lastly, in strategic communications, revenues of $60.5 million decreased 8.8% compared to Q4 of 2019. The decrease in revenues was primarily due to a $4.8 million decline in pass-through revenues. Adjusted segment EBITDA of $11.7 million or 19.4% of segment revenues compared to $9.9 million or 14.9% of segment revenues in the prior year quarter. This increase was primarily due to a decline in SG&A expenses compared to the prior year quarter.

Sequentially, revenues in Strategic Communications increased 14.2%, primarily due to higher demand for corporate reputation and public affairs services in the EMEA region.

Now I will discuss certain cash flow and balance sheet items. Net cash provided by operating activities; of $327.1 million compared to $217.9 million in the prior year. Free cash flow of $292.2 million in 2020 compared to $175.8 million in 2019.

In 2020, we repurchased 3.3 million of our shares for a total cost of $353.4 million. In Q4 alone, we repurchased 1.6 million shares at an average price per share of $105.84 for a total cost of $169.2 million. And throughout 2020, we continue to invest in the business through both organic and inorganic investments, including attracting and developing senior managing directors through lateral hires and promotions and our acquisition of Delta Partners.

Despite using $353.4 million for share repurchases, a 14.5% increase in billable headcount and the acquisition of Delta Partners, we ended the year with our total debt, net of cash, up only $74.4 million compared to December 31, 2019.

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Turning to our 2021 guidance. As usual, we are providing revenues, GAAP EPS and adjusted EPS guidance for the year. We estimate that revenues for 2021 will be between $2.575 billion and $2.7 billion. We expect our GAAP EPS which includes estimated noncash interest expense related to our 2023 convertible notes of approximately $0.20 per share to range between $5.60 and $6.30.

We expect full year 2021 adjusted EPS, which excludes the impact of the noncash interest expense, to range between $5.80 and $6.50. You may notice that our guidance ranges are slightly wider than previous years. And the low end of our guidance for adjusted EPS is up only slightly compared to our full year 2020 performance after adjusting for the benefits of our tax strategy.

Our 2021 guidance range is shaped by several assumptions. Globally, increased liquidity and moratoriums and insolvency have benefited even the most distressed companies. Such that speculative debt default levels are at a record low. We expect restructuring activity to be subdued in terms of new defaults, at least through the first half of 2021.

However, we believe that, eventually, moratoriums will be lifted and there may be limits to liquidity, resulting in an increase in restructuring activity but when such demand surfaces or to what extent is uncertain. Conversely, we see the current backdrop of strong M&A activity continuing to favorably impact our Economic Consulting, Technology and Strategic Communications segments as well as our transactions business within our Corporate Finance & Restructuring segment. We have also invested significantly in capacity in our business transformation and transactions businesses where we believe we have enormous growth potential.

The segment which was most impacted by COVID-19 in 2020 was FLC. We’re already seeing a recovery, albeit slow, and our current expectations are that we will continue to gain momentum. We expect a higher effective tax rate in 2021. We currently expect our full year 2021 tax rate to range between 23% and 26%, which compares to 19.7% in 2020. And we expect SG&A to gradually increase through the year as the pandemic eases.

Before I open the call to questions I, like Steve, would like to express my gratitude to our employees for their performance in 2020 in the face of COVID-19 and to our shareholders and clients for their continued support.

And now I’ll close my remarks today by emphasizing a few key themes. First, our business is resilient. Because of our diverse mix of services, which uniquely positions us to help our clients as they navigate their most complex business challenges, regardless of business cycle.

Second, our business is strong, not only in North America, but also globally, our capacity to serve our clients in multiple jurisdictions is one of our distinct competitive advantages. Both our EMEA and Asia Pacific regions had record revenues in 2020.

Our CAGR for revenues in EMEA since 2017 is a 23.9%. As Steve said, we succeed by building positions around the most important market needs and attracting and supporting the best professionals.

Third, our leadership team remains focused on growth with strong staff utilization. And finally, our business generates excellent free cash flow, and our balance sheet is exceptionally strong. We have the capability to continue to boost shareholder value through share buybacks, organic growth and acquisitions when we see the right ones.

With that, let’s open the call up for your questions.

FEBRUARY 25, 2021 / 2:00PM, FCN.N - Q4 2020 FTI Consulting Inc Earnings Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And the first question comes from Tobey Sommer with Truist Securities.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

With respect to your outlook for Corporate Finance & Restructuring, you cited subdued defaults in the first half. Do you assume that, that segment is down year-over-year? And if so, how much? And do you think the moratoria will be lifted this year?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So Tobey, let me try and answer that. So we — and I won’t give you a glib answer, I’ll answer it fully. There’s a range of outcomes. That’s why there’s a range of guidance. And certainly, at the higher end of the range, all other things being equal, we expect growth and conversely at the lower end, right? So there’s a range of outcomes there.

In terms of where it’s headed, the restructuring is weak. And we do expect moratoriums to be lifted as the pandemic eases. But I actually don’t have a crystal ball on when the pandemic will absolutely go away and governments tend to push out the ending of moratoriums. So — and that’s factored in some of our assumptions in range itself.

What is most — more important than any of this is that restructuring has higher bill rates, have higher margins, but we have a very, very successful transactions and business transformation practice. That’s actually with secular growth. Restructuring is more volatile. These other businesses are longer growth. And there is a trade-off that we experienced between the 2 with staff moving back and forth, especially at the junior level.

So we factor all of this in our guidance. And there is also every possibility that our business in Corporate Finance in aggregate actually grows year-over-year.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Okay. And in your guidance, you don’t guide formally for sort of an EBITDA or operating margin. Implied in your guidance is EBITDA margin up year-over-year because you have a few offsets below that line in terms of a lower share count and a higher tax rate.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Again, at the lower end of the range, it would not be what you’re saying. At the higher end, it would be. And this is why there is a range. And in terms of the share buybacks as well, let me just be clear. We don’t mind cash piling up. Over time, we will not accept dilution. But there’s no – our Board mandate is buy back shares but with no time constraints or a share price.

We don’t have a defined plan in that sense. Of course, if performance is weaker, share price usually responds accordingly, and then we buy back more and conversely on the other end. So those — all of those multiple scenarios would offset, are factored into the guidance.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

What’s the posture for hiring this year? I know the long-term rate in recent years has been strong double digits. But is there any reason to think that you may be slightly slower in your billable headcount growth this year versus recent trend?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Maybe I can take that, Tobey. Nice to hear your voice, by the way. I hope that you and your family are all doing fine.

FEBRUARY 25, 2021 / 2:00PM, FCN.N - Q4 2020 FTI Consulting Inc Earnings Call

Look, I think we disaggregate the — there’s 2 different answers to that. We disaggregate the topic. I mean, some of our businesses are like sold out right now and other businesses are very slow. And you have to forecast where that is over an extended period of time because sometimes you have to commit to hiring months in advance, right?

And so — but we don’t set a target for the company as a whole. What we do is we look business-by-business about where we are. We’ve hired a bunch of senior people and we need to build up leverage below them. We factor that in as well as the current economic conditions and so we think that through.

It’s, of course, the case that if a business has been slow for a year and didn’t use all the resources that we hired in anticipation of higher growth the prior year that we tend to taper the hiring there. So that’s — it’s just — we just think about it, as you might expect, quite logically business, but sub-business by sub-business.

The only change to that is we are pretty opportunistic, independent of the business economics on the senior hires. If we can get great senior hires, no matter how bad a business is, if we believe in the business, we’ll jump on that and then we’ll sort the rest of that. But otherwise, we obviously adjust hiring and focus if we’re long on staff in a place versus short on staff. Does that give you real sense, Tobey?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

It does. And likewise for your family, Steve. Last question for me. Could you refresh us on the approximate breakdown of revenue in the various businesses within Corporate Finance & Restructuring? I think that’s something that investors struggle to perceive.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

And there’s a reason for that, the struggle, because it’s not static, as you can imagine, right? Let me give you an example. In Q2, restructuring was almost 70% of the revenue. In Q4, closer to 55%. So it varies. It’s — and staff at the junior level can do restructuring work, transactions work and business transformation work. There are matters or assignments, engagements, as you would like to call them, which have components of all 3. So this is the reason why you have that.

But to give you a sense for it, it’s — we’ve been doing over the years, if you want to take a slightly longer-term view, over the years, business transformation and transactions are becoming a growing percentage of the total mix. This is a concerted effort on our part. Yet when there’s a sort of boom as it were in restructuring, that revenue does become a much higher part of it.

So right now, the transactions practice, for example, is doing exceptionally well. And so you will see that percentage grow. I hope I’ve answered the question.

Operator

The next question comes from Andrew Nicholas with William Blair.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Ajay, in your prepared remarks, you mentioned your assumption that SG&A will gradually increase throughout the year as the pandemic lessens or evolves.

I guess, I’m wondering, it’s almost a year now under your belt in the new environment. Could you speak to whether you expect any kind of permanent savings in that SG&A line, whether it be from lower real estate spend with a higher reliance on remote work or less T&E spend? And then somewhat relatedly, how much of that is simply just a reduction in pass-through revenue as opposed to potentially a bottom line benefit?

FEBRUARY 25, 2021 / 2:00PM, FCN.N - Q4 2020 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. I’ll let Ajay respond to the second part of that question about the pass-through revenue. Maybe I can talk to the first part more broadly, Andrew, if I could.

Look, I think the world — nobody knows. There are lots of people forecasting in the world. Nobody exactly knows what the post-COVID world would look like. And there are extremes out there. And I think we can argue against the extremes, but I have a view that we’re going to be somewhere in the middle. So look, I do remember you — earlier part of my career, flying to Korea for 6 minutes of a pitch. The pitch we were doing was longer than 6 minutes, but my role in that pitch was 6 minutes. And they made me fly to Korea. I flew to Korea, got off the plane, took a shower, drank a lot of coffee, did 6 minutes, went back to the airport and flew back.

I’m pretty sure nobody in the history of the consulting is going to go do that again, right? The world will change. People will Zoom or Teams into those meetings. So the world is not going to go back to the way it was before. But although I know there are people who say, oh, we’re going to get rid of offices and we’re not going to have anybody get back together, I don’t think that’s the reality either, particularly not in our segment of the market.

Our segment in the market is doing very high intensity, really high-stakes things that involve teams working closely together on nonstandard products. It’s not the same thing you’re doing over and over again. It’s different. Each assignment is different, and the stakes are huge. And you need teams. We invest a lot of money in creating teams, not only in offices and segments, but across the world because we’re doing a big bankruptcy across the world. People have to work collaboratively together.

And so I don’t believe — I know some people are saying we’re going to be rid of real estate. I don’t believe we’re going to get rid of real estate. We will have real estate, and we will have people in offices. Now — and you then argue, well, will there be a little bit less offices or a little less travel and so forth? I would guess. There’s some movement on that. And I don’t think — but I don’t think anybody knows exactly where in the middle that’s going to end.

I think the reality in terms of 2021 that Ajay can verify is we did not budget radical changes in any SG&A strategies in 2020 or 2021. The reality is, the SG&A is greater because we didn’t travel. And the travel costs went down. And I think the budget is for that to gradually come back. But we don’t have a definitive world, post-COVID world, in our minds yet. And I think we’ll sort it out as we emerge.

Ajay, do you want to add to that or address the pass-through question that was part of that?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Yes, absolutely. Just to add to what Steve said. Look, billable T&E goes through revenue and direct cost doesn’t go through SG&A. So that’s sort of number one. My comments on — so that’s a pass-through. That’s one-on-one. It doesn’t make difference to margins or maybe the margins doesn’t make difference to EBITDA. In terms of SG&A, non-billable T&E as it were, it would be imprudent.

Yes, lots of folks are realizing that even without traveling, the business does fine. I mean, look at this call that we’re just having, we’re not all gathered together. We’re doing it from our homes, all the investor road shows, et cetera. Though I’m sure some of us — some of you want to see me, but we’ve been doing that remotely. But it’d be imprudent to model accordingly.

So we model that by the middle of the year, we’ll be back to where we were before and slowly move up to that level and then stay at that level and grow. I mean that’s a modeling assumption with ranges around it.

.

FEBRUARY 25, 2021 / 2:00PM, FCN.N - Q4 2020 FTI Consulting Inc Earnings Call

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Got it. No, that’s helpful. Another question I had was just on kind of project size dynamics in the fourth quarter, specifically interested in the Economic Consulting segment. Looks like you had a really strong quarter with what I believe are record margins in that business. So I’m wondering if that was partly due to some larger than usual engagements or if the strength was pretty spread out.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

We are — I am beyond extremely proud of the achievements of our economic consulting practice. It gives one great pride to work in a company that is working on most — some of the most significant matters in the world. And there are many of those. But I’m not going to get into the specifics. It’s not appropriate.

We just simply don’t talk about specific matters, their size, ranges. So that’s the headline. That — if you have an M&A matter of any large size that you’re contemplating, FTI and its Compass Lexecon economic practices are the people to hire, and our clients are. If you are on a non-M&A antitrust issue in technology space, for example, we have the leading economists in the world working with FTI. So you must hire FTI. That is what is going on is the most important piece. Now in terms of the margins, primarily it’s a functional revenue, but we used fewer external affiliates than we used our own staff. And it’s just a matter of expertise that then results in higher margins.

Margins can come and go with matters ending who you use for engagement, et cetera. I would not read too much into it. I would read more into the revenue story and the profile.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Great. That’s helpful. And then one last one for me. One of your competitors in the U.K. sold off its restructuring business a couple of weeks back, I believe. And so I’m wondering, first, if there’s any potential market impact to a competitor changing ownership, in your view, perhaps an opportunity to take some share or add talent. And then relatedly, I’m wondering how much private equity’s interest in the consulting space more broadly is impacting asset prices right now and how that affects your approach to M&A in the current environment?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Maybe if I could crack at both of those. So in terms of our restructuring business, we, as you know, have grown it extraordinarily, right? I mean, at one point, 10 years ago, we are mainly a U.S. business. Now we have, I think, the strongest global position of any firm. And we’re #1 — which doesn’t mean we’re — every place we want to be, but we’re #1 or #2 in more places around the world than any other firm, to my knowledge. And I think when I joined, I think we had 700 billable professionals in CF, and I think we have, I think, between 1,600 and 1,750.

So it’s a huge growth area. And in this year, I think we — with the acquisitions and the organic growth, I think we grew it some — didn’t you say 38%, Ajay, somewhere around that, right?

I mean — so we are committing to this business. I think we are the strongest by far, by far we have ever been, and we’ve always been strong in this business. And we take all competitors seriously. But my experience is if you have leaders, and leaders, I don’t mean just the segment leaders or at my level, I mean multiple leaders around the world looking to build that business, you continue to attract great people around the world and you continue to strengthen yourself. And we’ve done that.

We’ve done this with terrific people who’ve joined us in Australia and other places around the world. And so I feel like we’re in the strongest position that we’ve ever been in. And we — the phone has been ringing, continue to ring off the hook with people who want to join us, and we expect that to continue. We don’t take any competitors lightly, but — and we monitor that very strongly, but we — I feel very good about that. The competitive position in that business.

FEBRUARY 25, 2021 / 2:00PM, FCN.N - Q4 2020 FTI Consulting Inc Earnings Call

The second question is about private equity. Yes, we’ve noticed that, too. Look, I think it’s private equity, it’s also the loose money, which is out there is just causing the ability to raise debt for professional services companies and others at unprecedented levels. And that just makes it, the prices or assets at historically, I think, unprecedented levels.

We look very aggressively out there in the world for acquisitions. But we screen them tightly. We screen them first and foremost for — there’s a group of people who we think will want to stay with our firm and build it over an extended period of time, but secondly, then we also look at the purchase price associated with it. And so in this environment, it makes it even harder to do acquisitions that you feel real good about it. So that is a limiting factor on the acquisitions.

But candidly, our growth has — although we’ve had several great acquisitions that have been here, our growth has been to grow notwithstanding acquisitions and take advantage of them when they’re available. And so if private equity drives the prices up and we can’t do acquisitions for a little while, we won’t. But I suspect also that at some point, loose money in and there may be a lot of assets to pick up, in which case we’ll take advantage of it. Does that talk to your question?

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Yes. That’s a great answer.

Operator

The next question comes from Marc Riddick with Sidoti & Company.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

So I wanted to touch on a couple of quick things. I was thinking about the — and I guess maybe this piggybacks a little bit on the office space, the future of office space question, but I guess maybe more broadly in the near term, I was wondering where we should think about potential CapEx levels for 2021 and maybe what some targeted areas may be, whether you need to juice a lot more to technology spend? Or if there’s anything we should be thinking about there?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So Marc, a great question. CapEx is going to be high this year. We’re thinking around $70 million, in that ZIP code, which is more than the typical $35 million to $40 million that we spend because we have a major project in New York. We are consolidating our office space and building out a new space there.

And that’s more than half of that. So this is the CapEx. And we also have the change-out of our ERP systems that, too, is taking place. That’s expected to take place this year. So that’s the answer to your question.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

So do you think that’s going to be contained at 2021? Or do we think that’s going to go into ‘22, those projects?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

No, this is a once in a lifetime. Actually, I’m not masochistic to do ERP systems every year.

FEBRUARY 25, 2021 / 2:00PM, FCN.N - Q4 2020 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Ajay, I thought you want to — I thought you’re asking me because you wanted to do those every year. There was so much fun, Ajay. Did I misunderstand, too?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

And New York real estate is a once in a lifetime.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

Okay. And then switching gaze to — and so there’s certainly a good amount of — getting to the end of the year with the headcount additions are up particularly and [quick filling]. I was wondering if you could talk a little bit about maybe opportunity sets as far as headcount area and targeted areas that you might prioritize, I suppose, given what you’re seeing in the marketplace currently?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

I’m sorry, I didn’t hear the question. If you did, Ajay, go ahead and answer it. If not, Marc...

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

No, you’re a bit muffled.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

The phone muffled a little bit, Marc. Could you just repeat it, please?

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

Just asking about targeted areas for additional headcount for ‘21.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, look, I think I — I don’t know. I think the — look, we — the way we think about this is we basically say we have all of our leaders thinking about strategies for growth. And where we believe in those strategies for growth, we support headcount additions. Now I think every part of our business has shown itself able to grow. One of the things we had to do when I got here was fix some businesses that didn’t really have a right to grow. But right now, we have businesses — every one of our businesses and every one of our regions has the right to grow.

Having said that, some businesses, as you might imagine, expected to grow more last year than they grew because they didn’t expect COVID. And so we have — we had — we hired for growth — more growth last year than we actually achieved. So even though we believe in those businesses for long-term growth, they’re tapering their hiring expectations for this year, at least in the areas, the subparts of their business that were — had a lot of idleness last year.

FEBRUARY 25, 2021 / 2:00PM, FCN.N - Q4 2020 FTI Consulting Inc Earnings Call

Every business has some subparts that we’re really busy and those still can be adding headcount. I think over a long period of time, every one of our businesses and every one of our regions will add headcount. But it’ll differ quite sharply by sub-business this year because of just some overhang of headcount from previously more bullish forecast for growth than predated COVID. Does that make sense, Marc?

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

Yes, it does. And the last thing from me, I was curious about — you talked earlier about the teams and the activity of the work that you’re doing. I was wondering if you could talk a little bit about the complexity of some of those big projects. Do you get a sense — and this might be a bit of a squishy question, but I just wanted to get your general thoughts on this.

Are you getting the sense that the complexity of what’s being worked on is similar to what you’ve seen in the past? Or does the layers of COVID add greater complexity, and therefore, expertise being delivered for a better way of thinking about it?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. This is a good question. I don’t know if I know the definitive answer on that. What I will say is this, that picking up on the general point is, look, as we’ve strengthened our firm over the last while, we get increasingly the largest jobs in the world. And those jobs tend to be the most complex. We have — part of what’s driven our growth over the last few years is just getting increasing share of the largest — the global job, the most complex job, all these sorts of things.

And I think that’s — as we’ve added great capability, we become more and more the default for those sorts of jobs. I don’t think we — I guess I don’t know whether some of — I don’t know that we’ve released client names, but some of the global restructuring cases we get these days, we would not have one 10 years ago because we didn’t have the global capabilities. And those are complicated jobs, but we get them because we have the global capabilities and the ability to juggle complicated things.

The same thing in our tech practice. Our tech practice is a very much high-end global business that disproportionately gets brought into the highest, most complicated. So the increase of complexity of the world is a good thing for us. It may not be a good thing for the world but it’s a good thing for our business. And whether if COVID adds to it, it will, I think, be a wind behind — further wind behind us. Does that help a little bit, Marc?

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

Very much so.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Well, let me just say to all — is that it for questions, Mollie? So let me just say to all of you, thank you so much for your continued attention during this stressful year, and let me close by once again wishing each of you good health and good wishes to you and your families. Thanks.

Operator

This concludes our question-and-answer session, which also concludes our conference. Thank you for attending today’s presentation. You may now disconnect.

FEBRUARY 25, 2021 / 2:00PM, FCN.N - Q4 2020 FTI Consulting Inc Earnings Call

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